Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT

TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of date of the Annual Report (as defined below), Aegon Ltd. (the “Company,” “we,” “us” or “our”) had the following series of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, par value EUR 0.12 per share	AEG	New York Stock Exchange
5.500% Fixed-to-Floating Rate Subordinated Notes due 2048	AG48	New York Stock Exchange
5.100% Subordinated Notes due 2049 issued by AEGON Funding Company LLC*	AEFC	New York Stock Exchange

*Guaranteed fully and unconditionally on an unsecured subordinated basis by the Company. The Company may also substitute for AEGON Funding Company LLC (“AFC”) as the issuer of the notes on a voluntary or mandatory basis, upon certain conditions, pursuant to which AFC will be released from its obligations under the notes.

DESCRIPTION OF COMMON SHARES

The description of the Company’s common shares is hereby incorporated by reference to the descriptions that appear under the captions (i) “Description of Securities” in the prospectus dated August 17, 2023, as supplemented by the prospectus supplement dated September 19, 2023, as part of the Company’s Registration Statement on Form F-4, as amended, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 13, 2023 (File No. 333-273041) and (ii) “Memorandum of Continuance and Bye-Laws” and “Differences between Bermuda and US companies laws” in the Company’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”). The description of the Company’s Memorandum of Continuance and Bye-Laws is only a summary and does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of such documents, which are filed as Exhibit 1.1 and Exhibit 1.2, respectively, to the Annual Report, and the applicable provisions of Bermuda law.

DESCRIPTION OF DEBT SECURITIES

The description of our debt securities is hereby incorporated by reference to the descriptions that appear under the captions (i) “Description of Debt Securities” in the prospectus dated August 31, 2017 and (ii) “Description of the Subordinated Notes” in the prospectus supplement dated April 4, 2018, as part of the Company’s Registration Statement on Form F-3 under the Securities Act of 1933, as amended (the “Form F-3”), as filed with the Commission on August 31, 2017 (File No. 333-220276), relating to the 5.500% fixed-to-floating rate subordinated notes due 2048.

The description of the debt securities issued by AEGON Funding Company LLC and guaranteed by the Company is hereby incorporated by reference to the descriptions that appear under the captions (i) “Description of Debt Securities” and “Description of Guarantees” in the prospectus dated August 31, 2017 and (ii) “Description of the Subordinated Notes” in the

prospectus supplement dated October 15, 2019, as part of the Form F-3, relating to the 5.10% subordinated notes due 2049.